SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report:	May 12, 2010

(Date of earliest event reported):	May 11, 2010

LOEWS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6541	13-2646102
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

667 Madison Avenue, New York, N.Y.	10065-8068
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 521-2000

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

Set forth below is information relating to the 2010 Annual Meeting of Shareholders of the Registrant.

The Annual Meeting was called to order at 11:00 A.M., May 11, 2010.  Represented at the meeting, in person or by proxy, were shares representing 387,185,777 votes, approximately 91.8% of the votes represented by issued and outstanding shares entitled to vote.

The following business was transacted:

Election of Directors

Over 76% of the votes cast for directors were voted for the election of the following directors.  The number of votes for, against and abstained and all shares as to which brokers indicated that they did not have the authority to vote (“Broker Non-Votes”) with respect to each director were as follows:

	Votes For	Votes Against	Votes Abstained	Broker Non-Votes

Ann E. Berman	360,752,743	3,518,253	258,204	22,656,577
Joseph L. Bower	335,284,281	28,985,001	259,918	22,656,577
Charles M. Diker	360,733,591	3,534,836	260,773	22,656,577
Jacob A. Frenkel	359,418,753	4,845,510	264,937	22,656,577
Paul J. Fribourg	344,271,573	20,002,867	254,760	22,656,577
Walter L. Harris	277,693,014	86,430,987	405,199	22,656,577
Philip A. Laskawy	336,886,548	27,378,250	264,402	22,656,577
Ken Miller	360,974,856	3,278,087	276,257	22,656,577
Gloria R. Scott	357,118,570	7,136,170	274,460	22,656,577
Andrew H. Tisch	358,542,510	5,761,146	225,544	22,656,577
James S. Tisch	358,785,850	5,518,933	224,417	22,656,577
Jonathan M. Tisch	359,718,862	4,598,194	212,144	22,656,577

Ratification of the Appointment of Independent Auditors

Approved – 384,736,809 votes, approximately 99.4% of the votes cast, voted to ratify the appointment of Deloitte & Touche, LLP as independent auditors for the Company. 2,023,678 votes, approximately 0.5% of the votes cast, voted against, and shares representing 425,290 votes, approximately 0.1% of the votes cast, abstained.

Shareholder Proposal Relating to Cumulative Voting

Rejected – 301,458,510 votes, approximately 82.7% of the votes cast, voted against this shareholder proposal. 62,200,940 votes, approximately 17.1% of the votes cast, were cast for, and shares representing 869,750 votes, approximately 0.2% of the votes cast, abstained. In addition, there were 22,656,577 Broker Non-Votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOEWS CORPORATION
(Registrant)

Dated: May 12, 2010	By:	/s/ Gary W. Garson
Gary W. Garson
Senior Vice President
General Counsel
and Secretary